As filed with the Securities and Exchange Commission on January 13, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	86-0226984 (I.R.S. Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona (Address of Principal Executive Offices)	85027 (Zip Code)

Management 2002 Option Program
(Full title of the Plan)

Joseph P. Richardson, Esq	Copies to:
Bryan Cave LLP Two North Central Avenue, Suite 2200 Phoenix, Arizona 85004-4406 (Name and address of agent for service)	Kimberly J. McWaters Universal Technical Institute, Inc. 20410 North 19th Avenue, Suite 200 Phoenix, Arizona 85027

(602) 364-7000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share (1)	price	registration fee

Common Stock, $0.0001 par value	783,000 shares(2)	$30.70	$24,038,100	$1,945.00

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Common Stock reported on the New York Stock Exchange on January 12, 2004.

(2)	Pursuant to Rule 416, this Registration Statement shall be deemed to cover such additional shares of Common Stock, presently indeterminable, as may become necessary to satisfy the anti-dilution provisions of the Plan to which this Registration Statement relates.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Universal Technical Institute, Inc. (Commission File No. 1-31923), a Delaware corporation (the “Company”), are incorporated herein by reference and made a part hereof:

(a)	The Company’s prospectus filed with the Commission pursuant to Rule 424(b), on December 17, 2003 under file number 333-109430; and

(b)	The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 8, 2003 under file number 001-31923, pursuant to Section 12 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts And Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

     The Company’s amended and restated certificate of incorporation provides that none of the Company’s directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate the Company’s rights, and its stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director, except to the extent otherwise required by the DGCL. This provision does not limit or eliminate the Company’s right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Company’s amended and restated certificate of incorporation provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws.

     The Company has entered into indemnification agreements with each of its directors and key officers. These indemnification agreements provide that the Company will indemnify its directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors and officers. These agreements also provide that the Company will advance expenses to its directors and officers relating to claims for which they may be entitled to indemnification. Upon a potential change of control of the Company, the Company’s directors and officers may request that the Company create a trust for their benefit in an amount sufficient to satisfy any expenses that they may reasonably expect to incur in connection with a claim against them. These indemnification agreements also provide that the Company will maintain directors’ and officers’ liability insurance.

     Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities reasonably incurred by them in connection with any action, suit or proceeding to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the indemnification authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

     The preceding discussion of the Company’s Amended and Restated Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Amended and Restated Certificate of Incorporation and Section 145 of the DGCL.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

5.1	Opinion of Bryan Cave LLP (filed herewith).

10.1	Management 2002 Option Program (incorporated by reference to Exhibit 10.5 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

ITEM 9. Undertakings

(a)	The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on January 13, 2004.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:	/s/ ROBERT D. HARTMAN

Robert D. Hartman Chairman of the Board

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints each of Robert D. Hartman and Jennifer L. Haslip his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below all amendments and post-effective amendments to this registration statement as that attorney-in-fact may deem necessary or appropriate.

Signature	Title	Date

/s/ ROBERT D. HARTMAN	Chairman of the Board	January 13, 2004

/s/ KIMBERLY J. MCWATERS	Chief Executive Officer and President (Principal Executive Officer)	January 13, 2004

/s/ JOHN C. WHITE	Chief Strategic Planning Officer and Vice Chairman of the Board	January 13, 2004

/s/ JENNIFER L. HASLIP	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	January 13, 2004

/s/ MICHAEL R. EISENSON	Director	January 13, 2004

/s/ A. RICHARD CAPUTO, JR.	Director	January 13, 2004

/s/ ROGER S. PENSKE	Director	January 13, 2004

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

5.1	Opinion of Bryan Cave LLP (filed herewith).

10.1	Management 2002 Option Program (incorporated by reference to Exhibit 10.5 to Registrant’s Registration Statement on Form S-1 (No. 333-109430), as amended).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).